EXHIBIT 99.1
For further information
contact John S. Weatherly, CFO
1-800-451-1294

					FOR IMMEDIATE RELEASE


Callon Anticipates 1998 Earnings Reduction
Because of Non-Cash Charge

Natchez, MS (February 2, 1999) - Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today it anticipates its 1998 earnings will be reduced by an after-tax, non-cash charge of approximately $30 million as a result of a December 31, 1998 ceiling test impairment.

The company estimates the non-cash charge is necessary because of Securities and Exchange Commission regulations which require Callon and other oil and gas companies using the "full cost" accounting method to calculate a ceiling by valuing their proved reserves based upon year-end prices. Using prices in effect at December 31, 1998, this requirement would result in the company's capitalized oil and gas property costs exceeding Callon's full cost ceiling. It is important to note, however, that the ceiling test impairment would not represent a write-down of the company's crude oil and natural gas reserves.

Ceiling test impairments do not affect cash flow, but they do have the effect of reducing future depreciation, depletion, and amortization charges and, in turn, increasing reported earnings in subsequent periods.

Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950.

This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.